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NEWS	National Fuel

10 LAFAYETTE SQUARE/BUFFALO NY 14203/TEL 800/634-5440
www.nationalfuelgas.com

    RELEASE DATE:    October 3, 2002

FOR ADDITIONAL INFORMATION PLEASE CALL
       Julie Coppola Cox (716) 857-7079

NATIONAL FUEL TO ACQUIRE EMPIRE STATE PIPELINE

(October 3, 2002) Buffalo, N.Y.: National Fuel Gas Company ("National Fuel") (NYSE: NFG) today announced that it has reached agreement to acquire the Empire State Pipeline ("Empire") from a subsidiary of Duke Energy (NYSE: DUK).* A stock purchase agreement regarding this transaction was executed today.

        Empire is a 24-inch diameter natural gas transmission pipeline that originates at the United States/Canada border at the Chippawa Channel of the Niagara River, and extends easterly 157 miles from Buffalo, N.Y., to near Syracuse, N.Y. Constructed in 1992 and in service since 1993, Empire delivers natural gas supplies to major industrial companies, utilities (including National Fuel’s utility segment) and power producers. With a design capacity of 525 million cubic feet per day (MMcf/d), Empire currently has firm contracts for almost all of its capacity.

        “Empire serves as a critical link in delivering natural gas supplies from Canada to the United States,” said Philip C. Ackerman, Chairman, President and Chief Executive Officer of National Fuel. “As the demand for energy increases along the East Coast, this acquisition allows National Fuel to be better positioned to bring gas supplies to these growing markets.*

        “National Fuel is constantly seeking opportunities to make investments that complement its existing assets and Empire proved to be an attractive opportunity, especially since the pipeline originates within our existing service area,” Ackerman added. “This acquisition is consistent with our long-term strategy of buying and building real assets, and in particular, enhancing our energy supply and delivery infrastructure.*"

        Empire was included in Duke Energy’s $8 billion acquisition of Westcoast Energy and its mostly Canadian natural gas-related assets in March 2002. The New York intrastate pipeline has been managed by Duke Energy Gas Transmission (DEGT) since that time.

        “As an active manager of a portfolio of energy assets, Duke Energy continually looks at our businesses and assets with an eye on maximizing shareholder value,” said Robert B. Evans, President and Chief Executive Officer of DEGT. “Once the sale is completed, we’ll continue to have a solid pipeline capacity position in the Northeast with our Texas Eastern, Algonquin and Maritimes & Northeast systems expanding to meet growing demand.”

        The transaction is valued at approximately $240 million, which includes approximately $60 million in assumed debt.* Pursuant to the stock purchase agreement, National Fuel will acquire all of the outstanding shares of Empire State Pipeline Company, Inc. and St. Clair Pipeline Company, Inc., each of which owns a 50% interest in Empire.* The transaction is subject to a number of conditions, including certain regulatory approvals.* The companies expect to close the deal in December 2002 or during the first quarter of calendar 2003.*

        National Fuel also indicated that the initial financing for the acquisition will be arranged with short-term debt and then anticipates its permanent financing will be a combination of long-term debt and equity.* The timing of the permanent financing has yet to be determined.* As a result of this acquisition, National Fuel expects a near-term 2% to 3% dilutive effect to earnings per share.* “There are opportunities for growth on this system,*” Ackerman added. “We believe additional interconnects to other pipelines, utilities and storage facilities will increase the value of this asset and offset the initial impact to earnings.*"

        National Fuel is an integrated energy company with $3.4 billion in assets comprised of six principal operating segments: Utility, Pipeline and Storage, Exploration and Production, International, Energy Marketing and Timber. Additional information about National Fuel is available at http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

        Duke Energy Gas Transmission is a North American leader in developing energy infrastructure and connecting major natural gas supply basins to growing markets. The company’s natural gas operations include more than 18,900 miles of interstate transmission pipeline and 240 billion cubic feet of storage capacity in Canada and the United States. More information on DEGT can be found at www.degt.duke-energy.com.

        Duke Energy is a diversified multinational energy company with an integrated network of energy assets and expertise. The company manages a dynamic portfolio of natural gas and electric supply, delivery and trading businesses – meeting the energy needs of customers throughout North America and in key markets around the world. Duke Energy, headquartered in Charlotte, N.C., is a Fortune 100 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.

* Forward-Looking Statement Disclosure of National Fuel

Certain statements contained herein, including those designated with an asterisk (“*”), are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. National Fuel’s expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions, including economic disruptions caused by terrorist activities, demographic patterns or weather conditions; changes in the availability and/or price of natural gas and oil; inability to obtain new customers or retain existing ones; significant changes in competitive conditions affecting National Fuel; governmental/regulatory actions, initiatives and proceedings, including those relating to the approval of acquisitions and those affecting financings, allowed rates of return, industry and rate structure, franchise renewal, and environmental/safety requirements; unanticipated impacts of restructuring initiatives in the natural gas and electric industries; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs; the nature and projected profitability of pending and potential projects and other investments; occurrences affecting National Fuel’s ability to obtain funds from operations or from the issuance of debt or equity to finance needed capital expenditures and other investments; ability to successfully finance property acquisitions; and ability to operate and integrate existing and any subsequently acquired business or properties. National Fuel disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact information: National Fuel
       Media Contact: Julie Coppola Cox (716) 857-7079
       Analyst Contact: Margaret Suto (716) 857-6987

Contact information: Duke Energy
       Danny Gibbs (713) 627-4060
       24-hour access (704) 382-8333